Exhibit 10.3

November 3, 2023

To the Borrowers (as defined

in Exhibit D hereto)

345 Park Avenue

New York, New York 10154

Amended and Restated Uncommitted Unsecured Line of Credit

Ladies and Gentlemen:

Blackstone Holdings Finance Co. L.L.C. (the “Lender”) is pleased to offer to the Persons listed in Exhibit D hereto (as the same may be updated from time to time) an uncommitted unsecured line of credit up to a maximum amount of $300,000,000 (the “Line”) under which the Lender may, from time to time in its sole discretion, approve requests by one or more Borrowers for Loans. This Agreement amends and restates the Uncommitted Unsecured Line of Credit dated as of November 4, 2022. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings given thereto in Exhibit C hereto.

This Agreement and the arrangement described herein do not constitute a commitment by the Lender to extend any credit or to make any financial accommodation to any Borrower, and any decision to extend credit or make any financial accommodation under the Line shall be made by the Lender in its sole discretion. Any extension of credit or financial accommodation that the Lender may make under the Line will be on such terms and conditions as the Lender may require at the time a Borrower requests such extension of credit or financial accommodation and must be evidenced by documents in form and substance satisfactory to the Lender. Each request for a Loan will be considered individually in light of considerations that the Lender, in its sole discretion, may then find pertinent, including any credit exposure which the Lender may have to the Borrowers in connection with the Line and any other transactions with the Borrowers.

Section 1. Purpose. Requests for Loans under the Line may be made from the date hereof to but excluding November 3, 2024 (the “Stated Expiration Date”), as such date may be extended pursuant to Section 11 hereof. Subject to the terms and conditions of the Master Note, Loans shall be used by the applicable Borrower to provide financing for Investments, to repay debt or pay other obligations, to manage working capital requirements and for other purposes permitted by such Borrower’s Constituent Documents.

Section 2. Requesting and Evidencing Loans. (a) In order to request a Loan, a Borrower or Borrowers shall deliver to the Lender a request substantially in the form of Exhibit A hereto or such other form satisfactory to the Lender (a “Loan Request”), which request may be delivered or furnished by electronic communication. Such Borrower(s) shall use commercially reasonable efforts to deliver a completed Loan Request to the Lender no later than 11:00 a.m., New York City time on the proposed date of the borrowing. The failure of any Borrower to comply with such time period shall not constitute a default under this Agreement.

(b) Upon the date of execution and delivery of this Agreement, an authorized person of each Borrower party hereto shall execute and deliver to the Lender the Master Note on behalf of such Borrower. Schedule II of the Master Note shall be updated from time to time to reflect changes in the composition of Borrowers after the date hereof. Any and all Loans made to a Borrower shall be evidenced by the Master Note.

Section 3. [Reserved.]

Section 4. Representations and Warranties. Each Borrower hereby represents and warrants to the Lender that (a) it has been duly formed and is validly existing in its jurisdiction of organization; (b) each of the Loan Documents to which it is a party has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms thereof, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors rights; (c) its execution, delivery, and performance of this Agreement and the other Loan Documents to be delivered by it have been duly authorized by all requisite action and will not conflict with, violate, result in any default under, or result in the creation of any Lien (as defined in the Master Note) on any of its assets pursuant to its Constituent Documents, any applicable law or regulation, any judgment, order, or decree binding on it or any material agreement or instrument or contractual restriction to which it is party or which is binding on it or its properties; (d) the proceeds of any Loan shall be to provide financing for Investments, to repay debt or pay other obligations, manage working capital requirements and for other purposes permitted by the applicable Borrower’s Constituent Documents; (e) it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended; and (f) no part of the proceeds of any Loan or other extension of credit made hereunder will be used for any purpose that would reasonably be expected to result in a violation of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

Section 5. Expenses; Indemnity. (a) Each Borrower shall pay all reasonable and documented costs and expenses (including, without limitation, all reasonable and documented legal fees) incurred in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents.

(b) Each Borrower agrees to indemnify the Lender, its directors, officers, employees and agents (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, its proportionate share of any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto (other than the Lender) of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of any of the Loans, or (iii) any claim, litigation, investigation, or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, in each case, to the fullest extent possible without such indemnification being inconsistent with such Borrower’s Constituent Documents. The liability of each Borrower under this Section 5 shall be determined in accordance with Section 8(n) of this Agreement.

2

(c) The provisions of this Section 5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of all or any portion of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender. Upon Borrowers’ receipt of written demand therefor, all amounts due under this Section 5 shall be payable in accordance with Section 12.

Section 6. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7. Survival. All covenants, agreements, representations, and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any default under any Loan Document or incorrect representation or warranty at the time any Loan is extended under the Line, and shall continue in full force and effect as long as any Loan remains outstanding and any amount remains due but unpaid under any Loan Document after the Line has expired or terminated.

Section 8. Miscellaneous. (a) Each Borrower acknowledges and agrees that no provision of this Agreement or any other Loan Document referred to herein, and no course of dealing by the Lender in connection herewith, shall be deemed to create or impose, by implication or otherwise, any commitment or obligation on the part of the Lender to make Loans. Accordingly, each Borrower agrees that any Loan shall be made solely at the Lender’s discretion.

(b) Neither this Agreement nor any other Loan Document, nor any provision hereof or thereof, may be waived, amended, or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers party thereto and the Lender. No failure or delay by the Lender in exercising any right or power under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All rights and remedies afforded to the Lender by reason of this Agreement and the other Loan

3

Documents are separate and cumulative remedies, and shall be in addition to all other rights and remedies in favor of the Lender existing at law or in equity or otherwise. None of such remedies, whether or not exercised by the Lender, shall be deemed to exclude, limit or prejudice the exercise of any other legal or equitable remedy or remedies available to the Lender. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by the first sentence of this Section 8(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan shall not be construed as a waiver of any default, regardless of whether the Lender may have had notice or knowledge of such default at the time.

(c) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(d) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(e) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8(d). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(f) Each Borrower hereby agrees to the service of process in any legal action or proceeding with respect to this Agreement or any other Loan Document may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage paid, to such Borrower at 345 Park Avenue, New York, New York 10154, but the failure of such Borrower to receive such copy shall not affect in any way the service of such process.

(g) The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that (i) none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Lender (and any attempted assignment or transfer by any

4

Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Borrowers (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, the consent of the applicable Borrower(s) shall not be required upon the occurrence and during the continuance of an Event of Default (as defined in the Master Note) set forth in clauses (b), (e) or (f) of such definition. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Indemnitees, and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(h) Each Borrower hereby acknowledges that: (i) the Lender has no fiduciary relationship with or fiduciary duty to any Borrower arising out of or in connection with this Agreement or any other Loan Document, and the relationship between the Lender, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and (ii) no joint venture is created hereby or by any other Loan Document or otherwise exists by virtue of the transactions contemplated hereby between any Borrower and the Lender.

(i) Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(j) In accordance with the requirements of Title III of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and, subject to applicable confidentiality requirements (as determined by such Borrower), other information that will allow the Lender to identify such Borrower in accordance with the Act.

(k) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights, and (vi) all references herein to the term “law” shall be construed to include statutes and any rules, regulations or orders thereunder.

5

(l) This Agreement and the other Loan Documents may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one agreement, and any of the parties hereto may execute this Agreement or the other Loan Documents by signing any such counterpart. Delivery of an executed signature page of this Agreement or the other Loan Documents by any electronic means that reproduces an image of the actual executed signature page shall be as effective as delivery of a manually executed counterpart of this Agreement or the other Loan Documents.

(m) This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(n) Notwithstanding anything herein or in any other Loan Document to the contrary, the liability of the Borrowers under this Agreement and the other Loan Documents with respect to any Obligations attributable to one or more Loans shall be several (but not joint). The liability of the Borrowers under this Agreement and the other Loan Documents with respect to any Obligations that relate to the Loan Documents or the Line generally, and are not attributable to any particular Loans, shall also be several (but not joint). For the avoidance of doubt, the occurrence of a Default (as defined in the Master Note) or an Event of Default with respect to one Borrower shall not, by itself, result in a Default or an Event of Default with respect to any other Borrower.

Section 9. Termination Rights. Each Borrower shall have the right to terminate this Agreement and the other Loan Documents in respect of itself, at any time, upon written notice to the Lender and payment in full of any and all outstanding Obligations of such Borrower. The Lender shall have the right to terminate this Agreement and the other Loan Documents with respect to any or all Borrowers at any time upon delivery of written notice to such Borrower(s). For the avoidance of doubt, the Lender shall not be required to fund new loans once notice has been provided of its intent to terminate this Agreement.

Section 10. Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement or under provisions of applicable law, none of the Lender and its assignees shall have any recourse to any General Partner or Investor or any of their respective assets for any indebtedness or other monetary obligation incurred under the Loan Documents; provided, however, that nothing contained herein (a) shall constitute a waiver or release of the Borrowers of any indebtedness or other monetary obligation evidenced by this Agreement or the Master Note or (b) shall limit or otherwise restrict recourse to and enforcement against the applicable Borrower itself.

6

Section 11. Extension. Provided (a) the Borrowers shall have delivered to the Lender an extension request not less than thirty (30) days prior to the initial Stated Expiration Date, (b) there exists no Event of Default, and (c) the Lender shall have provided its consent, such consent to be given in its sole and absolute discretion, the Borrowers shall have the option to extend the Stated Expiration Date for additional terms of no longer than twelve (12) months each.

Section 12. Demand Obligation. The Loans, together with all accrued and unpaid interest thereon, are payable on the earliest of (i) the date Lender demands payment hereunder, (ii) the Stated Expiration Date and (iii) the occurrence of a Change of Control; provided, that the applicable Borrower(s) shall have 180 days (in the case of clauses (i) and (ii)) or 45 days (in the case of clause (iii)) to make such payment as provided for in this Section 12. Accordingly, the Lender can demand payment in full of the Loans at any time in its sole discretion even if the Borrowers have complied with all of the terms of this Agreement and the other Loan Documents. Upon the earlier of written demand for payment by the Lender in connection with the Obligations of any Borrower and the Stated Expiration Date, to the extent that its Obligations have not otherwise been satisfied, such Borrower shall, promptly following receipt of net cash proceeds from the acceptance of subscriptions from any Investors and any sale or other disposition of any asset, apply such proceeds to the repayment in full of its Loans and its Obligations. For the avoidance of doubt, no Borrower shall be required to use any such net cash proceeds that are (a) required to be distributed by such Borrower in order for it to avoid any entity level tax as determined by such Borrower in its sole discretion, (b) required to meet any repurchase requests of such Borrower or any of its feeder vehicles pursuant to any established repurchase programs as in effect from time to time, (c) necessary for such Borrower to close on any acquisition such Borrower entered into prior to Lender’s demand for payment, and (d) necessary for such Borrower to distribute to Investors an amount consistent with the actual per limited partnership interest distributions made by such Borrower to its Investors in the immediately preceding fiscal quarter.

Section 13. Restricted Payments. Notwithstanding anything to the contrary herein, repayment of the Loans and the Obligations shall be made in advance of, and in priority to, the making of any dividends or distributions to any Investor of any Borrower.

[SIGNATURE PAGES FOLLOW]

7

Sincerely yours,

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By: /s/ Michael Chae
Name: Michael Chae
Title: Chief Financial Officer

AGREED AND ACCEPTED AS OF
THE DATE FIRST ABOVE WRITTEN:

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By: Blackstone Private Equity Strategies Associates L.P., its general partner,

By: BXPEA L.L.C., its general partner

By: /s/ Christopher J. James
Name: Christopher J. James
Title: Senior Managing Director

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV – BXPE FEEDER SICAV – I

By: /s/ Christopher J. James
Name: Christopher J. James
Title: Director

By: /s/ Qasim Abbas
Name: Qasim Abbas
Title: Director

[Signature Page to Amended and Restated Uncommitted Unsecured Line of Credit Agreement]

EXHIBIT A TO LETTER AGREEMENT

[Form of Loan Request]

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P. /

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV – BXPE FEEDER SICAV – I

Funding Request Form

Project Name(s)

Borrower

Interest Period

Amount needed

Date required

Bank Account Details

Kindly send swift confirmation on value date to confirm receipt of funds by

A-1

EXHIBIT B TO LETTER AGREEMENT

[Form of Master Note]

PROMISSORY NOTE

November [    ], 2023

New York, New York

FOR VALUE RECEIVED, each of the entities listed on Schedule II hereto (as updated from time to time, collectively, the “Borrowers”; each, a “Borrower”), hereby promises to pay to the order of Blackstone Holdings Finance Co. L.L.C. (the “Lender”), at the Lender’s office at 345 Park Avenue, New York, New York 10154, the aggregate unpaid principal amount of each loan made by the Lender to such Borrower (each a “Loan”; collectively, the “Loans”) on the due date for each Loan (as recorded by the Lender on its books and records and/or on Schedule I hereto or continuation thereof).

Loans evidenced hereby are made pursuant to that certain amended and restated letter agreement dated November 4, 2022 between the Lender and the Borrowers party thereto (as amended, supplemented, or otherwise modified from time to time, the “Letter Agreement”) providing for an uncommitted unsecured line of credit. This Note is the “Master Note” as defined in the Letter Agreement. The liability of each Borrower under this Note shall be governed by the terms of Section 8(n) of the Letter Agreement. The recourse to any General Partner or Investor under this Note shall be limited as provided in Section 10 of the Letter Agreement.

Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms herein shall have the meanings assigned to them in the Letter Agreement. As used herein, the following terms shall have the meanings specified below:

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“Default” means any event or condition which, with the passage of time, the giving of notice, or both, would give rise to an Event of Default.

“Dollars” or “$” mean, at any time, the lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes.

“ERISA Investor” means an Investor in the applicable Borrower that is (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or trust or custody account therefor (or a master trust or custody account therefor) subject to Title I of ERISA, (b) a group trust, as described in Revenue Ruling 81-100 or insurance company separate account that includes one or more Persons described in clause (a) above, or (c) a partnership, insurance company general account, or other account or other fund that is deemed to hold “plan assets” pursuant to the Plan Asset Regulation of one or more Persons described in clause (a) or (b) above.

“Event of Default” has the meaning set forth in Section 7 of this Note.

“Excluded Taxes” means (a) any income or franchise Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising on account of the execution, delivery, performance, filing, recording, or enforcement of, or other activities contemplated in, this Note), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Lender is located, (c) any withholding Taxes resulting from any law in effect on the date hereof (or on the date the Lender designates a new lending office or on the date the Lender assigns this Note to another party), except to the extent that Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Taxes pursuant to the paragraphs relating to payments made without deduction for Indemnified Taxes, to exemption from or reduction of withholding Tax and to refund of Indemnified Taxes, (d) any Taxes attributable to the Lender’s failure to comply with the paragraphs in Section 4 relating to exemptions from or reduction of withholding Taxes (including with respect to FATCA), and (e) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing the foregoing.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to payments under this Note.

“Interest Payment Date” means (i) the last day of the Interest Period; and (ii) the date of any payment of principal.

“Interest Period” means, with respect to a Loan, the period commencing on the date such Loan is made and ending on the numerically corresponding day, one calendar month, three calendar months, six calendar months or twelve calendar months thereafter, in each case, if available, as selected by the applicable Borrower and as recorded by the Lender on its books and records and/or Schedule I hereto or any continuation thereof, or if such day is not a Business Day, then on the immediately succeeding Business Day; provided, that if such Business Day would fall in the next calendar month, such Interest Period shall end on the immediately preceding Business Day; and provided, further, that any Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month(s)) shall, subject to the foregoing proviso, end on the last Business Day of the appropriate calendar month.

“Lien” means, (a) with respect to any asset, (x) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (y) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Plan Asset Regulations” means U.S. Department of Labor Regulation Section 2510.3-101, 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, and any successor statutory or regulatory provisions.

“SOFR” means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the such benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SOFR Rate” means, for any day, the forward-looking term rate based on SOFR for a tenor comparable to the applicable Interest Period on the day that is two (2) Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any such date of determination the SOFR for such applicable Interest Period has not been published or is not available, then the SOFR Rate shall be the SOFR for such applicable Interest Period on the first preceding Business Day so long as such first preceding Business Day is not more than three (3) Business Days prior to the date of determination.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, charges, or withholdings (including backup withholding), assessments or fees imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

Section 2. Interest. Each Borrower promises to pay interest on each Interest Payment Date on the unpaid balance of the principal amount of each Loan to it from and including the date of such Loan to but excluding the date of its repayment at (i) prior to the date on which Blackstone Private Equity Strategies Fund L.P. first accepts third-party investors and begins investment operations (the “Initial Closing Date”), a rate per annum of 5.00% and (ii) on and after the Initial Closing Date, a rate per annum equal to such Borrower’s then-current borrowing rate offered by a third-party provider or, if such rate is not offered, the SOFR Rate applicable to such Loan plus 3.00%. Interest shall be payable on the relevant Interest Payment Date and shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. In the event that any principal of or interest accrued and unpaid hereon shall not be paid when due, interest shall be payable on any such overdue amount upon written demand at a rate per annum equal to 2.0% in excess of the interest rate specified in the immediately preceding sentence (but not at a rate higher than the highest interest rate permitted by applicable law) on any overdue principal and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof to the date of actual payment (after as well as before judgment and during bankruptcy). All payments hereunder shall be made in Dollars, and in immediately available funds and in accordance with the last paragraph of Section 8. Notwithstanding any other provision hereof, if the Lender shall determine prior to the commencement of any Interest Period that adequate and reasonable means do not exist for ascertaining the applicable SOFR Rate, then the Lender shall (in consultation with the Borrowers) have the option to determine an appropriate successor rate or promptly give notice thereof to the Borrowers and at the Lender’s option it may demand repayment of the affected Loan(s), and even absent such demand, no Loan shall be created or continued for such Interest Period until adequate and reasonable means exist for ascertaining such Benchmark Rate or a successor thereto.

Section 3. Prepayment; Repayment. Each Borrower shall have the right voluntarily to prepay without penalty or premium, at any time and from time to time, all or any portion of the outstanding principal balance of any Loan to it; provided, that accrued interest upon the amount prepaid shall be paid at the time of any such prepayment; provided, further, that if any principal of a Loan is paid prior to the last day of the Interest Period therefor set forth in the books and records of the Lender and/or Schedule I hereto or any continuation thereof (whether by acceleration, prepayment or otherwise), such Borrower also agrees to pay to the Lender such amount as is reasonably determined by the Lender to represent the aggregate losses, costs, and expenses incurred or suffered by the Lender as a result of such prepayment. A certificate of the Lender setting forth the foregoing amount shall, absent manifest error, be conclusive and binding for all purposes. The applicable Borrower shall pay the Lender the amount shown as due on any such certificate promptly upon receipt thereof.

Each Loan shall be paid in full by the applicable Borrower, together with all accrued and unpaid interest thereon, in accordance with Section 12 of the Letter Agreement.

Section 4. Taxes. Any and all payments by or on account of a Borrower under this Note shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If a Borrower shall be required by law to withhold or deduct any Taxes from such payments, then (i) such Borrower shall make such withholdings or deductions, (ii) such Borrower shall pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law, and (iii) if the Tax in question is an Indemnified Tax, the sum payable by such Borrower to the Lender shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4), the Lender receives an amount equal to the sum it would have received had no such deductions been made. The applicable Borrower shall indemnify the Lender for the full amount of any Indemnified Taxes payable or paid by the Lender.

To the extent the Lender is entitled to an exemption from or a reduction of withholding Tax with respect to payments made by or on account of a Borrower, the Lender shall deliver to such Borrower, at the time or times reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if requested by a Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower as will enable such Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall, upon the reasonable request from a Borrower, update such form or certification or promptly notify such Borrower in writing of its legal inability to do so.

If a payment made to the Lender under this Note would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the relevant Borrower at the time or times prescribed by law and at such time or times reasonably requested by a Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or as may be necessary for such Borrower to comply with their obligations under FATCA, to determine whether the Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date hereof.

If the Lender receives a refund in respect of any Indemnified Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4, it shall pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower pursuant to this Section 4), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that such Borrower, upon the request of the Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Lender in the event the Lender is required to repay such refund to such governmental authority.

Each Borrower shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lender (and any permitted assignee lender (each, an “Assignee”)), and principal amount (and stated interest) of the amounts owing to the Lender and each Assignee, as applicable, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the applicable Borrower, the Lender and the Assignee(s) (if any) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender or an Assignee, as the case may be, hereunder for all purposes of this Note, notwithstanding notice to the contrary. No transfer is effective until the transferee is reflected as such on the Register pursuant to this Section 4. The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 4, this Section 4 shall be construed in accordance with that intent.

Section 5. Covenants. At any and all times as the principal of or interest on any Loan evidenced hereby remains unpaid, each Borrower agrees that it will:

(a) provide to the Lender fundraising sales updates upon reasonable request by the Lender;

(b) not amend or modify, or permit any amendment or modification of, its Constituent Documents in a manner that could reasonably be expected to materially and adversely affect the Lender; and

(c) if at any time amounts in respect of unpaid principal or interest for any Loan to it evidenced by this Note become due and payable, make such payments in accordance with the last paragraph of Section 8.

Section 6. Representations and Warranties. Each Borrower, with respect to itself, represents and warrants on the date hereof and on each date that a Loan shall be made that (a) it has been duly formed and is validly existing; (b) it has provided the Lender with a true and complete copy of its Constituent Documents as in effect on the date hereof; (c) this Note has been duly authorized, executed, and delivered by such Borrower and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors rights; (d) its execution, delivery, and performance of this Note have been duly authorized by all requisite action and will not conflict with, violate, result in any default under, or result in the creation of any Lien on any of its assets pursuant to, its Constituent Documents, any applicable law or regulation, any judgment, order or decree binding on it or any material agreement or instrument or contractual restriction to which it is party or which is binding on it or its properties; (e) [reserved]; (f) [reserved]; and (g) assuming that no portion of the assets used by the Lender in connection with the Loans hereunder constitutes assets of (A) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or “plan” (as such term is defined in Section 4975(e) of the Code) or trust or custody account therefor (or master trust or custody account therefor) subject to Title I of ERISA or Section 4975 of the Code, (B) a group trust, as described in Revenue Ruling 81-100 or insurance company separate account that includes one or more Persons described in clause (A) above, or (C) a partnership, insurance company general account, or other account or other fund that is deemed to hold “plan assets” pursuant to the Plan Asset Regulation of one or more Persons described in clause (A) or (B) above, then the transactions contemplated by this Note will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975(c)(1)(A)-(C) of the Code or Section 406(a) of ERISA) that could subject the Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 7. Events of Default. Any of the following shall, with respect to a Borrower, constitute an “Event of Default”:

(a) any representation or warranty by such Borrower hereunder proves to be untrue or incorrect in any material respect when made;

(b) any principal or interest, regardless of amount, due with respect to such Borrower under this Note is not paid, with respect to principal, on the date when and as the same shall become due and payable, whether upon maturity, acceleration, demand (subject to the last paragraph of Section 8) or otherwise and, with respect to interest, within five (5) Business Days after the date when and as the same shall become due and payable;

(c) [reserved];

(d) such Borrower shall fail to observe or perform any other term, covenant, condition or agreement contained herein and such failure shall continue for thirty (30) days after notice from the Lender;

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed against such Borrower seeking (i) liquidation, reorganization or other relief in respect of such Borrower, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) such Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(g) such Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(h) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against such Borrower and the same shall not be covered by insurance and remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any or any affiliate of them to enforce any such judgment.

For the avoidance of doubt, the occurrence of a Default or an Event of Default with respect to one Borrower shall not, by itself, result in a Default or an Event of Default with respect to any other Borrower. If any Event of Default occurs and is continuing, the Lender may declare the entire outstanding principal amount of each Loan to the applicable Borrower and all accrued and unpaid interest owing thereon to be immediately due and payable by such Borrower; provided that if an Event of Default described in Section 7(b), 7(e) or 7(f) has occurred and is continuing, the outstanding principal amount of each Loan to such Borrower and all accrued and unpaid interest owing thereon shall become immediately due and payable concurrently therewith, without any further action by the Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives.

Section 8. Miscellaneous.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. Neither the failure nor any delay on the part of the Lender in any particular instance to exercise any right, power or privilege hereunder shall constitute a waiver thereof in that or any subsequent instance. No consent or waiver of the terms of this promissory note (this “Note”) shall be effective unless in writing. All rights and remedies of the Lender are cumulative and concurrent, and no single or partial exercise by the Lender of any right, power or privilege shall preclude any other or further exercise of any other right, power or privilege.

Except as may be required by law, all payments to be made hereunder by the applicable Borrower shall be made without set-off or counterclaim, in immediately available funds and in Dollars, at and for the account of the Lender.

Each Loan evidenced by this Note and all payments and prepayments of the principal thereof and any outstanding balance and interest thereon and the respective dates thereof shall be recorded by the Lender in its books and records (which may be electronic in nature) and at any time and from time to time may be, and shall be prior to any transfer and delivery of this Note, entered by the Lender on Schedule I attached hereto or any continuation thereto, and recorded in the Register in accordance with Section 4. The failure by the Lender to make any such entries or notations on such schedule or in its internal records or any error in such a notation shall not affect the obligations of the applicable Borrower under this Note.

In addition to the other sums payable hereunder, upon receipt of written demand therefor, each Borrower agrees to pay to the Lender all costs and expenses (including reasonable attorneys’ fees) which may be incurred in connection with the enforcement of such Borrower’s obligations hereunder.

All notices or other communications provided for hereunder shall be in writing (including telecommunications) and shall be mailed, facsimiled or delivered, if to a Borrower, at the address of such Borrower set forth underneath such Borrower’s signature, if to the Lender, at Blackstone Holdings Finance Co. L.L.C., 345 Park Avenue, New York, NY 10154, Attention: Victoria Portnoy, email at Victoria.Portnoy@Blackstone.com, or in each case at such other address as may hereafter be specified by any such Person to the other party in writing. All notices and communications shall be effective (i) if mailed, when received at the address specified above, (ii) if facsimiled, when transmitted and (iii) if delivered, upon delivery.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each Borrower hereby consents to the service of process in any action or proceeding brought against it by the Lender by means of registered mail to the last known address to such Borrower. Nothing herein, however, shall prevent service of process by any other means recognized as valid by law within or without the State of New York. EACH BORROWER HEREBY WAIVES AND AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INSTITUTED WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS NOTE. By the execution of this Note, each Borrower hereby submits to the jurisdiction of courts located in the County of New York, State of New York.

This Note may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or in portable document format), and by the different parties hereto on the same or separate counterparts, and any of the parties hereto may execute this Note by signing any such counterpart, each of which shall be deemed an original, and all of which taken together shall constitute but one agreement and any of the parties hereto may execute this Note by signing any such counterpart. Delivery of an executed signature page of this Note or the other Loan Documents by any electronic means that reproduces an image of the actual executed signature page shall be as effective as delivery of a manually executed counterpart of this Note. This Note amends and restates the promissory note dated November 4, 2022 made by the Borrower in favor of the Lender. This Note is not a novation of such prior note, and all amounts outstanding hereunder as of the date hereof shall remain outstanding hereunder as of the date hereof.

The Loans are payable “on demand”, but subject to the terms of Section 12 of the Letter Agreement.

[SIGNATURE PAGE FOLLOWS]

BORROWERS:

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By: BLACKSTONE PRIVATE EQUITY STRATEGIES ASSOCIATES L.P., its general partner,

By: BXPEA L.L.C., its general partner,

By:
Name: Christopher J. James
Title: Senior Managing Director
Address: 345 Park Avenue
New York, New York 10154

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV – BXPE FEEDER SICAV – I

By:
Name: Christopher J. James
Title: Director

By:
Name: Qasim Abbas
Title: Director

Address: 2-4, rue Eugène Ruppert, L-2453 Luxembourg
Grand Duchy of Luxembourg

[Master Note Signature Page]

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:
Name: Michael Chae
Title: Chief Financial Officer

[Master Note Signature Page]

SCHEDULE I TO MASTER NOTE

Borrower	Date	Interest Period	Principal	Interest	Unpaid Principal Balance of Note

Schedule I to Master Note

SCHEDULE II TO MASTER NOTE

Borrowers	Jurisdiction of Organization
Blackstone Private Equity Strategies Fund L.P.	Delaware
Blackstone Private Equity Strategies Fund SICAV – BXPE Feeder SICAV – I	Luxembourg

Schedule II to Master Note

EXHIBIT C TO LETTER AGREEMENT

CERTAIN DEFINED TERMS

As used in this Agreement, the following terms have meanings specified below:

“Act” has the meaning given such term in Section 8(j) of this Agreement.

“Agreement” means this Letter Agreement, together with the Exhibits hereto, as the same may be amended, supplemented, or otherwise modified from time to time.

“Borrower” means each Person listed on Exhibit D to this Agreement (as such Exhibit may be updated from time to time by the Lender to reflect the addition of any new Persons as borrowers hereunder or termination of any Borrowers as borrowers hereunder).

“Business Day” means any day on which commercial banks are not authorized or required to close in New York City.

“Change of Control” means Blackstone Private Investments Advisors L.L.C. or an affiliate thereof shall not be acting in the capacity as “Investment Manager” as set forth in the Investment Management Agreement as contemplated by the Constituent Documents of the Borrower(s) or such “Investment Manager” shall cease to be directly or indirectly controlled by, or under common control with, Blackstone Inc.

“Constituent Documents” means the constituent, governing, or organizational documents of a Person, including (a) in the case of any limited partnership, special limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership, exempted limited partnership, joint venture or other applicable agreement of formation of such Person and any agreement, statement, instrument, filing or notice with respect thereto filed in connection with its formation or registration with the secretary of state or registrar of exempted limited partnership or other department in the jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, the articles of association and operating agreement for such Person; (c) in the case of a corporation or exempted company, the certificate or articles of incorporation and the articles of association or bylaws for such Person; and (d) in the case of a statutory trust, the agreement and declaration of trust and bylaws for such Person; in each case, as the same may be amended, supplemented, or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Indemnitee” has the meaning given thereto in Section 5 of this Agreement.

“Investments” means, in respect of any Borrower, direct or indirect investments permitted under the Constituent Documents of such Borrower.

“Investor” means, in respect of any Borrower, any stockholders, limited partners or any other Persons who subscribe to purchase the shares, limited partnership interests, limited liability company interests or other analogous equity interests in such Borrower.

“Lender” means Blackstone Holdings Finance Co. L.L.C.

C-1

“Line” has the meaning given to such term in the first introductory paragraph of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Master Note and any other agreements or instruments made or entered into by any Borrower with or in favor of the Lender in connection with this Agreement or the Master Note.

“Loan Request” has the meaning given thereto in Section 2(a) of this Agreement.

“Loans” means, collectively, the loans made by the Lender to one or more Borrowers pursuant to this Agreement and the applicable Master Note.

“Master Note” means the master promissory note in substantially the form of Exhibit B to this Agreement executed and delivered by the Borrowers to the Lender under this Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.

“Obligations” means all obligations and liabilities of the Borrowers to the Lender in and under the Loan Documents, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred (including interest accruing after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable thereunder).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

* * * * *

C-2

EXHIBIT D TO LETTER AGREEMENT

Borrowers:

1.	Blackstone Private Equity Strategies Fund L.P.

2.	Blackstone Private Equity Strategies Fund SICAV – BXPE Feeder SICAV – I

D-1